Exhibit 5.1
February 10, 2022

Zillow Group, Inc.
1301 Second Avenue, Floor 31
Seattle, Washington 98101

Re:    Registration Statement on Form S-8 of Shares of Class C Capital Stock, par value $0.0001 per share, of Zillow Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to an additional 15,815,480 shares of Class C capital stock, par value $0.0001 per share (the “Shares”), of Zillow Group, Inc. (“Zillow Group”) that may be issued under the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Zillow Group as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued by Zillow Group pursuant to the Plan, upon the registration by its registrar of such Shares and the sale thereof by Zillow Group in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP